 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated November 18, 2022 in the Amendment No. 1 to the Registration Statement (File No. 333-267609) and related Prospectus of Guggenheim Defined Portfolios, Series 2270.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

November 18, 2022